Filed Pursuant to Rule 424(b)(3)
File Number 333-120973

PROSPECTUS SUPPLEMENT NO. 28
to Prospectus declared
effective on May 11, 2006
as supplemented on May 17, 2006, June 12, 2006, August 18, 2006, September 18, 2006, September 29, 2006,
October 23, 2006, November 21, 2006, December 14, 2006, February 20, 2007, March 2, 2007, March 12, 2007, April 2, 2007, May 1, 2007, May 7, 2007, May 22, 2007, June 26, 2007, July 11, 2007, July 27, 2007, August 21, 2007, November 21, 2007, December 20, 2007, March 3, 2008, April 7, 2008, April 28, 2008, May 22, 2008, June 26, 2008 and August 20, 2008
(Registration No. 333-120973)

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.

        This Prospectus Supplement No. 28 supplements our Prospectus dated May 12, 2006, Prospectus Supplement No.1 dated May 17, 2006, Prospectus Supplement No. 2 dated June 12, 2006, Prospectus Supplement No. 3 dated August 18, 2006, Prospectus Supplement No. 4 dated September 18, 2006, Prospectus Supplement No. 5 dated September 29, 2006, Prospectus Supplement No. 6 dated October 23, 2006, Prospectus Supplement No. 7 dated November 21, 2006, Prospectus Supplement No. 8 dated December 14, 2006, Prospectus Supplement No. 9 dated February 20, 2007, Prospectus Supplement No. 10 dated March 2, 2007, Prospectus Supplement No. 11 dated March 12, 2007, Prospectus Supplement No. 12 dated April 2, 2007, Prospectus Supplement No. 13 dated May 1, 2007, Prospectus Supplement No. 14 dated May 7, 2007, Prospectus Supplement No. 15 dated May 22, 2007, Prospectus Supplement No. 16 dated June 26, 2007, Prospectus Supplement No. 17 dated July 11, 2007, Prospectus Supplement No. 18 dated July 27, 2007, Prospectus Supplement No. 19 dated August 21, 2007, Prospectus Supplement No. 20 dated November 21, 2007, Prospectus Supplement No. 21 dated December 20, 2007, Prospectus Supplement No. 22 dated March 3, 2008, Prospectus Supplement No. 23 dated April 7, 2008, Prospectus Supplement No. 24 dated April 28, 2008, Prospectus Supplement No. 25 dated May 22, 2008, Prospectus Supplement No. 26 dated June 26, 2008 and Prospectus Supplement No. 27 dated August 20, 2008. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 28 together with the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9, Prospectus Supplement No. 10, Prospectus Supplement No. 11, Prospectus Supplement No. 12, Prospectus Supplement No. 13, Prospectus Supplement No. 14, Prospectus Supplement No. 15, Prospectus Supplement No. 16, Prospectus Supplement No. 17, Prospectus Supplement No. 18, Prospectus Supplement No. 19, Prospectus Supplement No. 20, Prospectus Supplement No. 21, Prospectus Supplement No. 22, Prospectus Supplement No. 23, Prospectus Supplement No. 24, Prospectus Supplement No. 25, Prospectus Supplement No. 26 and Prospectus Supplement No. 27.

This Prospectus Supplement includes the attached Current Report on Form 8-K of Cyberkinetics Neurotechnology Systems, Inc. dated September 24, 2008, as filed by us with the Securities and Exchange Commission.

        Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "CYKN."

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is October 7, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2008

Cyberkinetics Neurotechnology Systems, Inc.
(Exact name of registrant specified in charter)
Delaware	000-50505	13-4287300
(State of	(Commission File	(IRS Employer
Incorporation)	Number)	Identification No.)

100 Foxborough Blvd., Suite 240
Foxborough, MA 02035
(Address of principal executive offices) (Zip Code)

508-549-9981
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On September 24, 2008, Cyberkinetics Neurotechnology Systems, Inc. (collectively with its subsidiaries, the “Company”) entered into a Distributor Agreement and a Manufacturing Agreement with I2S Micro Implantable Systems Inc. (“I2S”), a Utah corporation located in Salt Lake City, Utah, that, among other things, provides for the manufacturing and sale of the Company’s NeuroPort™ System by I2S. The Company retains all of intellectual property and regulatory approvals related to the clinical applications of its NeuroPort™ System. The NeuroPort™ System is a 510(k)-approved electrode system designed to be used in patients on a temporary basis (less than 30 days) to record and monitor the brain’s electrical activity.

Under the Distributor Agreement, the Company authorized and appointed I2S as the exclusive distributor in the United States of the NeuroPort™ System, NeuroPort™ Array Systems and NeuroPort™ Neural Signal Processor Systems (collectively, the “Products”). I2S will market and sell the Products within the United States to neuroscience clinical researchers for use in connection with short-term, intra-operative and post-operative recording and monitoring of brain electrical activity. I2S will be responsible for installation, training and ongoing support services for the Products. Under the terms of the Distributor Agreement, the Company and I2S will share equally the gross margins generated from the sale of the Products.

The Distributor Agreement has a term of two years from the date of the agreement and may be terminated at any time by either party without cause upon ninety (90) days written notice. The Distributor Agreement may be assigned provided prior written consent has been received from the nonassigning party. In the event that the Company desires to sell its NeuroPort™ intellectual property rights to a third party or to dissolve, it shall provide written notice to I2S of any such proposed sale or dissolution and I2S will have a right of first negotiation for a period of thirty (30) days with respect to the NeuroPort™ intellectual property and/or Products.

Under the Manufacturing Agreement, the Company engaged I2S to manufacture the Products. All Products will be manufactured according to the Company’s specifications and shall be produced solely and exclusively for the benefit of the Company and not for any other purchasers. I2S will be responsible for procuring the necessary raw materials and for obtaining and maintaining all licenses and authorizations necessary for manufacturing such Products. Any improvements of the Products made by the Company during the term of the Manufacturing Agreement will remain the property of the Company and any improvements developed independently by I2S and not covered by any of the Company’s patents or patent applications shall be considered I2S technology.

The Manufacturing Agreement has a term of three years and may be extended by the Company for an additional two years provided the Company notifies I2S in writing no later than sixty (60) days prior the third anniversary of the date of the agreement.

The Company intends to file each of the Distributor Agreement and the Manufacturing Agreement as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending September 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberkinetics Neurotechnology Systems, Inc.

By:	/s/ Timothy R. Surgenor
Name:	Timothy R. Surgenor
Title:	President and Chief Executive Officer

Dated: September 30, 2008